EXHIBIT 99.1 — Press release
For Release After Market Close
January 11, 2008
Peoples Educational Holdings, Inc. Reports Second Quarter and Year-to-Date Fiscal 2008 Results
Saddle Brook, New Jersey, January 11, 2008 — Peoples Educational Holdings, Inc. (NASDAQ: PEDH), a leading provider of supplemental educational material for the K-12 school market, today announced its second quarter and year-to-date financial results for the period ended November 30, 2007.
Second quarter revenue was $8.5 million, up 3% from the same period in the prior year. Revenue from the Test Preparation, Assessment and Instruction product group was $6.5 million for the quarter, flat with the prior year. College Preparation revenue for the quarter was $2.0 million, up 12% from the prior year. Net loss for the quarter was $422,000 or $0.09 per share compared to a net loss of $336,000 or $0.08 per share in the prior year. Non-GAAP net loss, which excludes non-recurring costs and adjusts for the difference between prepublication expenditures and amortization, was $107,000 or $0.02 per share compared to a net loss of $667,000 or $0.15 per share for the same period in the prior year.
Revenue for the six-month period ended November 30, 2007, was $25.4 million, an increase of 8% as compared to the same period in the prior year. Revenue from the Test Preparation, Assessment and Instruction product group was $13.8 million for the period, compared to $13.7 million in the prior year. College Preparation revenue was $11.5 million for the period, an increase of 16% over the prior year. Net income for the six-month period was $741,000 or $0.17 per basic share and $0.16 per diluted share compared to net income of $700,000 or $0.16 per basic share and $0.15 per diluted share in the prior year. Non-GAAP net income was $1.1 million or $0.25 per basic and diluted share compared to a net income of $153,000 or $0.03 per basic and diluted share for the six-month period in the prior year.
Financial Highlights for the Six-Month Period Ending November 30, 2007
•	Free cash flow (defined as cash from operations, less capital expenditures) improved $2.3 million on a year-over-year basis from $1.4 million in the prior year to $3.8 million.

•	Operating income increased 7% on a year-over-year basis to $1.9 million.

•	Focused Instruction revenue for the six-month period increased 18% on a year-over-year basis due to increased market penetration and the release of new product. In addition, the Company launched its new Focused Instruction product, Turbo Math, and its new Test Preparation product, Measuring Up Express.

•	Electronic revenue for the six-month period increased 77% over the same period in the prior year.

•	Direct Cost efficiencies realized in the prior year are being maintained. Direct costs for the six-month period increased from 57.1% of revenue to 59.7%, however the increase is a function of revenue mix. Product costs, as a percentage of revenue within our Testing, Assessment and Instruction, and College Preparation product groups are consistent with the prior year.

•	Administrative expenses for the period decreased 6% on a year-over year basis to $2.3 million.
Business Outlook
Brian T. Beckwith, President and CEO commented, “While the supplemental education market has continued to be soft, we have continued our growth as revenue is up 8% for the six-months ended November 30, 2007.”
“Our first half revenue, while strong compared to the overall market, was below our projections. As a result, we are lowering our revenue guidance for the year to be between $41 and $43 million, from $43 to $45 million. We project net income to be between breakeven and $300,000. Non-GAAP net income is expected to be between $1.1 and $1.5 million, a significant improvement over our prior year’s loss of $600,000. Free cash flow is expected to be between $2.3 and $2.8 million, compared to a prior year negative free cash flow of $4.3 million.”
Use of Non-GAAP Financial Measures
Some of the measures in this press release are non-GAAP financial measures within the meaning of SEC Regulation G. Peoples Educational Holdings, Inc. believes presenting non-GAAP net income and non-GAAP earnings per share and free cash flow are useful to investors because it describes the operating performance of the Company and helps investors gauge the Company’s ability to generate cash flow excluding non-recurring charges and fluctuations between new product development amortization and new product development expenditures. Company management uses these non-GAAP measures as important indicators of the Company’s past performance and to plan and forecast performance in future periods. The non-GAAP financial information Peoples Educational Holdings presents may not be comparable to similarly titled financial measures used by other companies, and investors should not consider non-GAAP financial measures in isolation from, or in substitution for, financial information presented in compliance with GAAP.
About Peoples Educational Holdings, Inc.
Peoples Educational Holdings, Inc. is a publisher and marketer of print and electronic educational materials for the K-12 school market. The Company focuses its efforts in two market areas:
Test Preparation, Assessment, and Instruction
Test Preparation and Assessment: The Company creates and sells state customized, print and electronic, test preparation and assessment materials that help teachers prepare students for success in school and for required state proficiency tests, grades 2-12.
Instruction: The Company produces and sells proprietary state customized print worktexts and print and web-based delivered assessments, for Grades 2-8. These products provide students with in-depth instruction and practice in reading, language arts, and mathematics. In addition, the Company’s backlist remedial and multicultural products are included in this group.
College Preparation
The Company distributes instructional materials that meet the academic standards high schools require for honors, college preparation, and Advanced Placement courses. The Company is the exclusive high school distributor for two major college publishers, and also creates proprietary supplemental materials for this market.
The Company’s proprietary products are supplemental in nature. They are predominately soft-cover, high gross profit margin titles that can be sold efficiently through the Company’s direct sales force, as well as through catalogs, direct mail, telemarketing, and independent commission sales representatives. Distributed products are both basal and supplemental in nature.

Forward-Looking Statements
This press release contains forward-looking statements regarding the Company and its markets as defined in section 21E of the Securities Exchange Act of 1934. These forward-looking statements involve a number of risks and uncertainties, including (1) demand from major customers, (2) effects of competition, (3) changes in product or customer mix or revenues and in the level of operating expenses, (4) rapidly changing technologies and the Company’s ability to respond thereto, (5) the impact of competitive products and pricing, (6) local and state levels of educational spending, (7) ability to retain qualified personnel, (8) ability to retain its distribution agreements in the College Preparation market, (9) the sufficiency of the Company’s copyright protection, and (10) ability to continue to rely on the services of a third party warehouse, and other factors as discussed in the Company’s filings with the SEC. The actual results that the Company achieves may differ materially from any forward-looking statements due to such risks and uncertainties. The Company undertakes no obligation to revise any forward-looking statements in order to reflect events or circumstances that may arise after the date of this report. Readers are urged to carefully review and consider the various disclosures made by the Company in this press release and the reports the Company files with the Securities and Exchange Commission that attempt to advise interested parties of the risks and factors that may affect the Company’s business and results of operations.
Contacts:
Peoples Education, Inc., Saddle Brook, NJ
Investor Contact: Michael L. DeMarco
Press Contact: Michael L. DeMarco
Phone: 201-712-0090
investorrelations@peoplesed.com

PEOPLES EDUCATIONAL HOLDINGS, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS — UNAUDITED
(In Thousands-Except Share Data)

	UNAUDITED		UNAUDITED
	November 30, 2007	May 31, 2007	November 30, 2006

ASSETS
Current Assets
Cash	$172	$98	$755
Accounts Receivable Net of Allowances for Doubtful Accounts and Returns	2,726	3,961	3,192
Inventory	4,887	5,270	5,671
Prepaid Expenses and Other	443	334	127
Prepaid Marketing Expenses	635	638	356
Deferred Income Taxes	1,119	871	655

Total Current Assets	9,982	11,172	10,756

Equipment — At Cost, Less Accumulated Depreciation of $1,843, $1,692 and $1,538, respectively	634	697	820

Other Assets
Deferred Prepublication Costs, Net	16,555	17,180	17,518
Deferred Income Taxes	534	1,155	689
Trademarks, Net	170	141	136
Prepaid Expenses and Other	324	370	95
Prepaid Marketing Expenses	765	1,036	1,264

Total Other Assets	18,348	19,882	19,702

Total Assets	$28,964	$31,751	$31,278

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Current Maturities of Long Term Obligations	$570	$649	$1,047
Accounts Payable	6,406	6,304	10,366
Accrued Compensation	178	547	575
Other Accrued Expenses	401	327	226
Deferred Revenue	656	327	352

Total Current Liabilities	8,211	8,154	12,566
Long Term Obligations, Less Current Maturities	12,715	16,405	10,587

Total Liabilities	20,926	24,559	23,153

Commitments and Contingencies

Stockholders’ Equity
Preferred Stock, authorized 1,500,000 shares; none issued
Common Stock, $0.02 par value; authorized 8,500,000 shares; issued: 4,470,734 for November 2007 and 4,441,173 for May 2007 & November 2006	89	89	89
Additional Paid In Capital	7,980	7,875	7,832
Retained Earnings (Accumulated Deficit)	33	(708)	268
Less Treasury stock, 16,232 shares for all periods, at cost	(64)	(64)	(64)

Total Stockholders’ Equity	8,038	7,192	8,125

Total Liabilities and Stockholders’ Equity	$28,964	$31,751	$31,278

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended		Six Months Ended
	November 30		November 30
(In Thousands, Except Per Share Data)	2007	2006	2007	2006

Revenue, Net	$8,502	$8,239	25,369	23,586

Cost of Revenue
Direct Costs	3,036	2,809	11,739	10,566
Prepublication Cost Amortization	1,692	1,449	3,395	2,892

Total	4,728	4,258	15,134	13,458

Gross Profit	3,774	3,981	10,235	10,128

Selling, General and Administrative Expenses	4,226	4,204	8,355	8,371

Income (Loss) from Operations	(452)	(223)	1,880	1,757

Other Expenses (Income), Net	12	26	24	20
Interest Expense	354	311	742	570

Net Income (Loss) Before Income Taxes	(818)	(560)	1,114	1,167

Income Tax Expense (Benefit)	(396)	(224)	373	467

Net Income (Loss)	$(422)	$(336)	741	700

Net Income (Loss) per Common Share
Basic	$(0.09)	$(0.08)	$0.17	$0.16
Diluted	$(0.09)	$(0.08)	$0.16	$0.15

Weighted-average Number of Common Shares Outstanding
Basic	4,443	4,428	4,434	4,433
Diluted	4,443	4,428	4,491	4,612

PEOPLES EDUCATIONAL HOLDINGS, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(In Thousands)

	Six Months Ended
	November 30
	2007	2006
Cash Flows From Operating Activities
Net Income	$741	$700
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities
Depreciation	151	163
Amortization of Prepublication Costs and Intangible Assets	3,412	2,906
Stock-Based Compensation	17	45
Market Value Adjustment of Interest Rate Swap	136	76
Deferred Income Taxes	373	458
Changes in Assets and Liabilities
Accounts Receivable	1,235	160
Inventory	383	(2,198)
Prepaid Expenses and Other	(63)	(96)
Prepaid Marketing Expenses	274	—
Accounts Payable and Accrued Expenses	(329)	2,418
Deferred Revenue	329	95
Income Taxes Payable or Refundable	—	665

Net Cash Provided By Operating Activities	6,659	5,392

Cash Flows From Investing Activities
Purchases of Equipment and Leasehold Improvements	(88)	(153)
Expenditures for Intangibles	(46)	(24)
Expenditures for Prepublication Costs	(2,770)	(3,804)

Net Cash Used In Investing Activities	(2,904)	(3,981)

Cash Flows From Financing Activities
Net (Payments) Borrowings Under Line of Credit	(3,669)	207
Purchases of Treasury Stock	—	(56)
Proceeds From the Exercise of Stock Options	88	—
Proceeds Payments On Short Term Bank Loan	—	(1,000)
Principal Payemnt On Long Term Debt	(100)	(557)

Net Cash Used In Financing Activities	(3,681)	(1,406)

Net Increase in Cash	74	5

Cash
Beginning of Period	98	750

End of Period	$172	$755

Supplemental Cash Flow Information
Cash Payments for:
Interest	$633	$493
Income Taxes	$—	$—

Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow
(In Thousands — Except per Share Data)

	Three Months Ended		Six Months Ended
	11/30/2007	11/30/2006	11/30/2007	11/30/2006
Net Cash Provided By Operating Activities	$1,692	$2,600	$6,659	$5,392
Cash Expenditures for Fixed Assets and Intangibles	(71)	(82)	(134)	(177)
Cash Expenditures for Prepublication Costs	(1,167)	(2,000)	(2,770)	(3,804)

Free Cash Flow	$454	$518	$3,755	$1,411

Reconciliation of Net Income (Loss) to non-GAAP Adjusted Net Income (Loss)
(In Thousands — Except per Share Data)

	Three Months Ended		Six Months Ended
	11/30/2007	11/30/2006	11/30/2007	11/30/2006
Net Income (Loss)	$(422)	$(336)	$741	$700
Amortization of Prepublications Costs	1,692	1,449	3,395	2,892
Cash Expenditures for Prepublication Costs	(1,167)	(2,000)	(2,770)	(3,804)
Adjusted Benefit (Expense) for Income Taxes	(210)	220	(250)	365

Non-GAAP Net Income (Loss)	$(107)	$(667)	$1,116	$153

Basic Weighted Shares Outstanding	4,443	4,428	4,434	4,433
Diluted Weighted Shares Outstanding	4,443	4,428	4,491	4,612

Non-GAAP Earnings (Loss) Per Basic Share	$(0.02)	$(0.15)	$0.25	$0.03
Non-GAAP Earnings (Loss) Per Diluted Share	$(0.02)	$(0.15)	$0.25	$0.03